Exhibit 14

ALDILA, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

I.                                         Statement of Principles

Our longstanding policy is to maintain the highest standards of integrity and ethical conduct in our relations with our stockholders, our employees, our customers and suppliers, and all governmental authorities.  This Code of Business Conduct and Ethics is intended to provide basic principles to guide your conduct.  Although it covers a wide range of business practices, and identifies a number of corporate policies, it does not cover every issue that may arise in the conduct of our business.  We expect all of our directors, officers and employees, as well as our agents and representatives, to conduct themselves appropriately, in a manner which will enhance the reputation of our Company and will avoid even the appearance of improper personal or business conduct.

We believe strongly that ethical behavior is important in its own right.  Ethical behavior is also good for our business, as it enhances and protects our reputation.  A reputation for ethical conduct should make people more eager to work for us, to do business with us, or to be our customer or our supplier.  We have tried to create a culture of the highest ethical standards since the Company’s founding, and we intend to continue to encourage this culture in the future.

We expect all of our directors, officers, employees, agents and representatives to comply with this Code, except in cases where an applicable law conflicts with the Code.  We intend to enforce the provisions of this Code vigorously, and violators will be subject to disciplinary action, which may include dismissal.

If you have questions about the provisions of this Code, apparent conflicts between this Code and applicable law, or your conduct or the conduct of others, in a particular circumstance, please follow the procedures set forth in Section 17 of this Code.  You are encouraged to report any failure—or apparent failure—to adhere to the standards set forth in this Code in accordance with those procedures, and you should also know that you may do so without fear of retribution.  If you are, for any reason, uncomfortable reporting any such failure to, or discussing any other problem or issue under this Code with, any senior officer or other employee of the Company, you should note that legal counsel to the Company and one of our independent directors are available for that purpose.  Contact information for these individuals and the key officers and employees responsible for supervising performance in accordance with this Code are set forth in an attachment to this Code.

II.                                     Rules of Conduct

1.             Compliance with Laws, Rules and Regulations

Proper conduct begins with compliance with applicable domestic and foreign laws, rules and regulations, both their specific provisions and their intended purpose.  Although we operate in the context of business customs and market practices in particular global markets, all directors, officers and employees worldwide must always respect and obey the applicable laws of the

United States.  All directors, officers and employees with any involvement in our international operations must also respect and obey the applicable laws of our host countries.  Although our directors, officers and employees are not expected to know all of the details of these laws, it is important to be aware of applicable laws and to check if there is any uncertainty as to what applicable laws may be.  If you need advice on applicable laws, you should contact Robert J. Cierzan for information regarding the appropriate source for legal advice in the area in question.

From time to time, the Company may provide training programs, manuals, memoranda or other resources for assisting directors, officers and employees with complying with laws relevant to their responsibilities within the Company.

2.             Conflicts of Interest

Each director, officer and employee of the Company owes a duty of loyalty to the Company.  Business decisions and actions must be based on the interests of the Company, not on an individual’s personal interests or considerations.  A “conflict of interest” occurs when an individual’s private interest interferes in any way—or even appears to interfere—with the interests of the Company as a whole.

A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively.  Conflicts of interest also may arise when a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.  Loans to, or guarantees of obligations of, directors, officers or employees and their family members are of special concern because they may create conflicts of interest.  Notwithstanding the preceding sentence, the Company may, from time to time, make small loans to employees who are not officers or directors.

Employees involved with the purchasing of products and services for the Company or with the sale of products by the Company must deal with suppliers and customers in a respectable, professional and legal manner.  As a general rule, employees should not directly or indirectly accept gifts or incentives (other than those of nominal value) from suppliers or customers.  If there is ever any question as to the appropriateness of accepting any good or service from a supplier or customer, employees should either decline the good or service or check with a supervisor before accepting it.

Employees (including officers) should not have other outside employment or business interests that place them in the position of appearing to be conflict with the Company or that make it difficult for an employee to discharge his or her duties to the Company effectively.  In particular, outside employment of any sort with competitors, suppliers or customers may not be undertaken without prior clearance from the Company.  Investments in competitors, suppliers or customers, while not absolutely prohibited, also may raise serious concerns, particularly if significant to financial situation of the employee in question.  Such investments may also expose a director, officer or employee to risks regarding insider trading (see Section 5 of this Code).  In order to monitor these risks, the Company may from time to time request that directors, officers and employees inform it of any investments in particular companies that are competitors or with whom the Company does business.

It is not possible to list all situations in which a conflict of interest may exist or may appear to exist.  We must rely on the integrity and good judgment of our directors, officers and employees in avoiding situations that may create a conflict of interest.

If questions arise, you should consult with your supervisor, higher levels of management or legal counsel to the Company.  Any director, officer or employee who becomes aware of a conflict or potential conflict must bring it to the attention of a supervisor or other appropriate personnel.

3.             Corporate Opportunities

A director, officer or employee violates his or her duty of loyalty to the Company if he or she personally profits from a business opportunity that rightfully belongs to the Company.  Directors, officers and employees are prohibited from taking for themselves opportunities that are discovered through the use of corporate property or information or as a result of their position with the Company without the prior written consent of the Company (which will require the approval of the Board of Directors in the case of a director or officer).  Directors, officers and employees may not use corporate property, information, or position for improper personal gain, and officers and employees may not compete with the Company directly or indirectly.  Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4.             Confidentiality

Directors, officers and employees must maintain the confidentiality of non-public proprietary information entrusted to them by the Company or its customers or other parties with whom we do business, except when disclosure is authorized or legally mandated.  Generally, the Chief Financial Officer can inform you when disclosure is so authorized or mandated.  This principle applies to all communications, including, for example, Internet “chat rooms,” even where the communication is anonymous.  There are two general types of propriety information:  (1) the Company’s operating information, such as trade secrets, product designs and specifications, business and marketing plans, production technologies, contract terms, customer lists and databases; and (2) the Company’s unpublished financial results, such as earnings or sales data, or material corporate events that may impact such results.  Information about the Company’s customers and other parties should be assumed to be confidential.

Remember that employees, as a condition to employment, signed an agreement to maintain the confidentiality of the Company’s proprietary information and to use such information only in the course of employment.  These obligations continue even after employees leave the Company.

5.             Insider Trading

Directors, officers and employees who have access to non-public information regarding the Company or any other entity as a result of their relationship with the Company are not permitted to use or share that information for purposes of trading securities of the Company or such other entity or for any other purpose except the conduct of our business.  All non-public information should be considered confidential information.  To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is both unethical and illegal.  If you have any questions, please consult the Chief Financial Officer or legal counsel to the Company.  With respect to trading in the securities of the Company, directors and executive officers are expected to provide the Chief Financial Officer advance notification of the intent to engage in trades; other management and executive office employees are required to refrain from trading except during “window periods” in accordance with the Company’s insider trading policy.

6.             Fair Dealing

We are committed to business success by maintaining the highest standards of ethics and responsibility.  We must always conduct all aspects of our business with integrity, honesty and fairness.  We must respect and protect any confidential or proprietary information shared with us by customers, suppliers or others.  No director, officer or employee acting on behalf of the Company should take unfair advantage of others through dishonest, unethical or illegal practices, including false or misleading statements.

We encourage appropriate business entertainment and gifts as a way to generate good will and improve working relationships.  However, directors, officers, employee members and their families should not offer, give or accept cash gifts, gifts that are excessive, or gifts that violate any law or appear to be a bribe or pay-off.  Particular care needs to be taken outside the United States, where gift giving that conforms to local custom and practice may nonetheless violate United States laws against bribery of foreign officials.  Please discuss with your supervisor, the Chief Financial Officer or legal counsel to the Company any gifts or proposed gifts which deviate from known customary business practices or which you are not certain are appropriate.

7.             Discrimination and Harassment

We are firmly committed to providing equal opportunity in all aspects of employment and, consistent with the Company’s long-established policies, we have a “zero tolerance policy” for all illegal discrimination and harassment.  Harassment covers a wide range of conduct, including unwelcome sexual advances or the use of racial epithets.  Please refer to the Company’s [Discrimination/Anti-Harassment Policy].

8.             Health, Safety and Environmental Concerns

We take pride in our ability to offer a safe and healthful work environment.  Each of us is responsible for maintaining a safe and healthy workplace by following appropriate safety and health rules and reporting workplace accidents, injuries and unsafe conditions.

The Company is committed to the protection of the environment and the conservation of natural resources by complying with all environmental laws and regulations.  Each employee is responsible for knowing the environmental requirements which are likely to apply to his or her work.

We do not permit violence or threatening behavior.  “Violence” includes physically harming another, shoving, pushing, harassing, intimidating, coercing, brandishing weapons, and threatening or talking of engaging in those or similar activities.  It is the intent of this Code of Conduct to ensure that no one associated with our Company, including directors, officers, employees, stockholders, suppliers and customers, ever feels threatened by the action or conduct of a director, officer or employee.

Employees are not permitted to drink alcoholic beverages [(except Company supplied beverages at Company-sponsored social events)] or use illegal drugs on Company premises, to bring intoxicants into Company buildings or on Company grounds or to come onto Company premises while under the influence of alcohol or illegal drugs.  Possession or use of illegal drugs or intoxicants on Company premises or while on Company business will not be tolerated.

9.             Accounting Practices and Record-Keeping

No code of conduct can review the extensive accounting requirements which the Company must fulfill.  To meet these obligations, however, the Company must rely on employee truthfulness in accounting and financial practices.  All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements, generally accepted accounting principles and to the Company’s system of internal controls.  All transactions should be posted promptly.  Directors, officers and employees may not participate in any misstatement of the Company’s accounts.  There are no circumstances that justify the maintenance of unrecorded or “off-the-books” funds or assets, unless permitted by applicable law or regulation.  Even where permitted by applicable law or regulation, the Company is likely to be required to make disclosure regarding such transactions.

Timely and accurate recording and reporting of information is essential for the conduct of the Company’s business.  Business expenses, hours worked, payments made and similar matters should be documented and recorded timely and accurately.  Directors and officers should consult legal counsel to the Company and employees should consult their supervisors if they are not sure whether a certain expense is legitimate.  Guidelines are available from [the Accounting Department].

Business records and communications, such as e-mails, internal reports, memos and similar items, often become public.  E-mails should be given the same forethought as any written memoranda.  You should assume e-mails will be saved and that they may be forwarded to others.  We should avoid references that could be misunderstood or misinterpreted in light of subsequent events.  You should retain or destroy records, including e-mails, only in accordance with the Company’s established record retention policies.  In the event of litigation or governmental investigation please consult [legal counsel to the Company].

10.          Protection and Proper Use of Company Assets

All directors, officers and employees should protect the Company’s assets, including its proprietary information, to ensure their efficient use.  Theft, carelessness and waste have a direct impact on our profitability.  All Company assets (including Company equipment) should be used only for legitimate business purposes.  The direct or indirect use by directors, officers or employees of any Company funds or assets for charitable or political contributions of any kind, or the establishment or administration of any committee or other organization for raising or making charitable or political contributions, within or without the United States, is prohibited unless approved by the Board of Directors.  Notwithstanding the preceding sentence, an aggregate annual amount of $5,000 of charitable and/or political contributions may be authorized without approval by the Board of Directors.  Any suspected incident of misuse of Company assets, fraud or theft should be immediately reported for investigation.

11.          Payments to Government Personnel

You are strictly prohibited from offering, promising or giving money, gifts, loans, rewards, favors or anything of value to any governmental official, employee, agent or other intermediary of the government (either in or outside of the United States) in order to influence their judgment in conducting government duties or to obtain or retain business.  You also are strictly prohibited from making payments of any kind to agents or intermediaries if you know or have reason to know that they will pay all or part of such payments to accomplish what you are prohibited from doing directly.  Such payments not only violate Company policy but also may be a criminal offense.

12.          Antitrust

The Company is firmly committed to compliance at all times with both the letter and spirit of United States and international antitrust and trade regulation laws, which generally prohibit agreements or actions that unreasonably restrain trade or competition (such as price fixing, market or customer allocation and boycotts).  When you encounter situations that appear to involve antitrust issues, you must contact legal counsel to the Company.

13.          Stockholder Relations

We value our relationships with our stockholders highly.  Any communication from a stockholder, or the investment community, requesting information relating to our Company should be referred to our head of Investor Relations.

14.          Media Relations

News media contact, responses to media inquiries or public discussion of our Company’s business should be made only through a Company public relations spokesperson.  All questions or requests for interviews from trade magazines, news reporters or other media representatives should be referred to the head of Investor Relations or the Chief Financial Officer.

15.          Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by the Company’s Board of Directors or a Board committee and will be promptly disclosed to stockholders and others, as required by applicable law or the rules of any exchange or market on which the Company’s securities are listed or traded.

16.          Reporting Any Illegal or Unethical Behavior

We encourage our directors, officers and employees to talk to supervisors, other appropriate personnel, or legal counsel to the Company about illegal or unethical behavior which they observe or learn of, or if they are in doubt about the best course of action in a particular situation.  The Company will not allow retaliation for reports of misconduct made in good faith by directors, officers and employees.  We also expect our directors, officers and employees to cooperate in any internal investigations of misconduct.

17.          Procedures

All of us must work to ensure appropriate compliance with this Code and prompt and consistent action against violations.  This Code sets forth certain general guidelines, and does not deal with every specific situation that may arise.  Therefore, we have provided a mechanism to deal with questions you may have or matters which you may wish to report.

In certain cases, this Code suggests particular people to whom to take questions or issues or to whom to report matters of concern.  In addition, whether or not a particular person is specified, you may always raise questions or issues or report matters of concern with your direct supervisor or any supervisor of your direct supervisor.  If you feel uncomfortable doing so with your supervisors or with any person suggested by this Code, you may also go to the Chief Financial Officer or Chief Executive Officer or to outside legal counsel or to the independent member of the Board of Directors identified in the Contact Information attached to this Code.  The intent is that there should always be someone to whom you can discuss any question, issue or possible ethical violation.

Remember, you may report ethical violations without fear of retaliation, and if necessary, your identity will be kept secret.

As Adopted by the Board of Directors

December 31, 2002

Aldila, Inc.

Code of Business Conduct and Ethics

Contact Information

If you have a question or issue under the Code of Business Conduct and Ethics, wish otherwise to discuss the Code, or need to report possible violations of the Code, you may contact any of the following persons, as appropriate:

Chief Executive Officer

Peter R. Mathewson

Chief Financial Officer

Robert J. Cierzan

Legal Counsel to the Company

Seltzer, Caplan, McMahon, Vitek

Andrew Brooks; brooks@scmv.com

Accountants/Auditors

Peterson & Co., LLP

Designated Independent Member of the Board of Directors